FOR IMMEDIATE RELEASE
June 17, 2002

Tellabs CEO Notebaert resigns to become Qwest CEO, Tellabs Chairman Birck resumes CEO duties

Naperville, Ill. — Richard C. Notebaert resigned as president, chief executive officer and director of Tellabs to accept a position as chief executive officer of Qwest, effective immediately. Chairman Michael J. Birck resumes the roles of chief executive officer and president.

“I appreciate Dick and his many contributions to the success of the business. I won’t say goodbye because I look forward to working with Dick as a customer,” Birck said. “I am confident that Tellabs is well-positioned to succeed — with strong customer relationships, a pristine balance sheet, a powerful product portfolio and a deep management team in place.”

Under the leadership of Birck, 64, Tellabs has grown from a company that ended its first year with $312,000 in sales and 20 employees to $2.2 billion in revenues and 5,400 employees. He served as Tellabs chairman, chief executive officer and president until Notebaert joined Tellabs in 2000. Birck is one of six founders who organized Tellabs in 1975 and took the company public in 1980.

Notebaert, 55, served as Tellabs president and CEO since September 2000 and as a Tellabs director since April 2000. He was chairman and CEO of Ameritech from 1994 through 1999.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs — most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; www.tellabs.com).

CONTACTS:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com
Jean Medina
+1.630.798.2509
jean.medina@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. All other company names and products mentioned herein may be the property of their respective companies.